Exhibit 10.2

Amendment to

COMFORCE Corporation 2002 Stock Option Plan

Effective as of June 7, 2006, Section 1.07 of the COMFORCE Corporation 2002 Stock Option Plan is amended and restated as follows:

1.07. Aggregate Limitation on Awards.

Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of Common Stock. The maximum number of shares of Common Stock for which Options may be issued under the Plan shall be 2,000,000 shares, subject to adjustment as provided herein. If any Option granted under the Plan shall terminate, expire or be canceled as to any shares, new Options may thereafter be granted under the Plan covering those shares, subject to the limitations imposed under paragraph 1.04(a)(3).